Exhibit 10.2

SUPPORTSOFT, INC.

AMENDED AND RESTATED EXECUTIVE INCENTIVE COMPENSATION PLAN

SupportSoft, Inc. (the “Company”) adopted its Executive Incentive Compensation Plan effective beginning January 1, 2008.  The Company adopted this Amended and Restated Executive Incentive Compensation Plan (the “Plan”) effective beginning July 1, 2008. The Plan is designed to allow employees to share in Company achievements based on attainment of pre-established, corporate financial performance and individual performance goals.  The Plan is designed to motivate and reward select employees whose performance is critical to the overall success of the Company.

Eligibility and Plan Year

Plan eligibility is limited to Managers and above, subject to the annual review and approval of Company management. Employees who participate in a Company sales compensation program are not eligible for the Plan.  Eligibility is not automatic. A participant must be nominated by their supervisor with concurrence of the next level of management, as appropriate. Eligible employees must be employed at the end of the payment period (quarter or year) to be eligible to receive a payment under the Plan.

The Plan is annual, January 1 through December 31, with achievement measured and incentive awards paid on a quarterly basis, and overachievement paid on an annual basis.

Elements of the Plan

Each eligible employee has a target incentive award, calculated as a specified percentage of that employee’s annual salary.  The incentive award amount will be based upon two components:  (1) achievement by the Company or business unit (“BU”) of its financial goals, and (2) achievement by the individual employee of his or her management by objective (“MBO”) goals.

•      Employees who are assigned to a specific business unit (Enterprise Solutions Group (“ESG”) or Consumer Solutions Group (“CSG”)) will be eligible for an incentive award based in part on that business unit’s performance (the “Business Unit Portion”).

•      Employees whose work is allocated to each of the business units on a percentage basis will be eligible for an incentive award that includes a Business Unit Portion that is allocated proportionately to the individual BUs.   For example, an employee who is allocated 65% to CSG and 35% to ESG will receive a Business Unit Portion that is based 65% on CSG’s achievement of its objectives and 35% on ESG’s performance.

•      Employees who work in General and Administrative roles (not assigned to a BU) will be eligible for an incentive award tied to overall Company performance, which Company performance is based on achievement of financial goals for each business unit, evaluated separately (the “Company Portion”).

•      The remainder of each eligible employee’s target incentive award will be based upon his or her individual MBO goals (the “MBO Portion”).

•      The Company/BU Portion generally will be a larger percentage of the overall target incentive award for more senior employees, who have a greater influence on Company results.  The Company will establish and may, in its discretion, adjust the percentages of a participant’s overall target incentive award attributable to the Business Unit Portion, the Company Portion and the MBO Portion.

•      A partial incentive award shall be paid for partial achievement of financial goals or individual MBO goals on a pro-rata basis.  An employee may also receive either the Company/BU Portion or the MBO Portion if one portion is earned but not the other.

The Company/BU Portion

At the beginning of each fiscal year, the Company will approve financial performance goals for the coming year to which the Plan will tie.  The Company may revise those financial performance goals at any time in its discretion.  The Company/BU Portion of the incentive award is earned only at the close of the fiscal quarter or year to which it relates and only if the performance goals are achieved as determined by the Company in its discretion. In order to be eligible for an incentive award, a participant must be an active, full-time employee of the Company on the last day of the quarter or year for which the incentive award is earned.

On an annual basis, if the Company or a BU exceeds its pre-established annual financial objectives according to guidelines set by the Company, then an employee may be eligible to receive an incentive award that is greater than 100% of his or her target amount, according to a pre-defined formula for business overachievement determined by the Company.  Overachievement may be capped in an amount determined by the Company in its discretion.  Any overachievement will be earned only at the close of the Company’s fiscal year and will be paid annually.  Eligible employees must be employed at the end of the year to be eligible to receive any incentive award payment for overachievement.

The MBO Portion

Within the first two weeks of each quarter of the Company’s fiscal year, the employee and their supervisor will jointly prepare and agree upon written MBO performance goals for that quarter.  In appropriate cases, MBOs may extend over more than one quarter.  These goals would in turn be approved by the supervisor’s manager and then submitted to Human Resources.  MBOs should be specific, measurable, attainable, realistic, and timely.  They should define what the employee is going to do and how it will be achieved and measured, with quantifiable outcomes and expected completion dates.  MBOs should stretch employees outside their normal job responsibilities.  MBOs may consist of both team and individual objectives.  To the extent possible and consistent with the employee’s job description, the performance goals shall be based on objective criteria.  However, certain subjective criteria (such as “working well with co-workers”) will necessarily be included in the goals.

Each individual MBO will be weighted as a percentage of the total MBO Portion for the quarter and will be assigned a proportionate dollar award value.  MBOs are evaluated quarterly and any incentive award payments for achievement will be calculated quarterly.  If there is a threshold of achievement for a given MBO, the employee must meet that threshold in order for any incentive award to be paid. Each MBO may be treated differently in terms of threshold for payments. In other words, some MBOs may require an achievement of 80% or better, while others may not have a minimum threshold of achievement.

The MBO Portion will be earned only upon completion of the employee’s quarterly performance review demonstrating that the employee has achieved his or her performance goals during the course of the quarter.

Eligibility and Payments to Participants

In order to be eligible for an incentive award, a participant must be an active, full-time employee of the Company on the last day of the quarter or year for which the incentive award is earned.  If a participant’s employment terminates prior to the end of the quarter, the employee will not have earned any portion of the incentive award and therefore will not be entitled to any portion of the incentive award.  The Company may make exceptions to this requirement in the event of an employee’s death or disability, as determined by the Company in its sole discretion.  Eligible employees who terminate employment for any reason after the end of the applicable quarter will be entitled to full payment of any earned incentive award on the date fixed for payment.

New hires who are approved for inclusion into the plan, but become full time regular employees after the beginning of the quarter will not receive an award for their initial quarter of service. Exceptions will be made only with approval of the CEO or his designee.

Employees approved for inclusion in the plan arising from promotion and/or transfer after the start of the quarter will not receive an award for their initial quarter in their new role. Exceptions will be made only with approval of the CEO or his designee. However, if already in the plan, they will be eligible for full participation in their previous position’s rate based upon that position’s metrics.

Awards shall be paid by check less applicable taxes, after the quarterly corporate performance results are available and certified by the Board of Directors and employee performance against MBO goals is determined, and in any event within 45 days following the end of the period to which the incentive award relates.  In no event will any incentive award be paid earlier than the first day following the end of the period to which the incentive award relates or later than March 15 of the year following the year to which the incentive award relates.  All appropriate taxes will be deducted and withheld from the award payment, as required by federal, state and/or local laws.

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The existence of, or an employee’s eligibility for, this Plan shall not be deemed to give the participant the right to be retained in the employ of the Company nor will the Plan, or rights thereunder, interfere with the rights of the Company to discharge any participant at any time.  The Plan will not be deemed to constitute a contract of employment with any participating employee, nor be deemed to be consideration for the employment of any participant.

The Plan, as set forth in this document, represents the general guidelines the Company presently intends to utilize to determine what incentive awards, if any, will be paid.  If, however, at the sole discretion of the Company, the Company’s best interest is served by applying different guidelines in special or for unusual circumstances, it reserves the right to do so by notice to such individuals at any time.  The Company reserves the right to amend or discontinue this Plan at any time in the best interests of the Company.  Without in any way limiting the foregoing rights of the Company, should a material acquisition, disposition or change in corporate control occur during the Plan period, the Company reserves the right to amend or discontinue the Plan following such event in such manner as the Company, in its sole discretion, deems appropriate.

The Company shall have full power and authority to interpret and administer the Plan and shall be the sole arbiter of all manners of interpretation and application of the Plan and the Company’s determination shall be final.  Any inconsistencies that may occur between the Plan provisions and the calculation of the incentive results will be interpreted and resolved on an individual basis by the Company.